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BIGLARI HOLDINGS INC.
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Biglari Holdings Inc. (“Biglari Holdings”) has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of Biglari Holdings’ director nominees at its 2015 annual meeting of shareholders.

On March 23, 2015, Biglari Holdings issued the following press release:

Biglari Holdings Announces Steak ‘n Shake On Track To Achieve 25th Consecutive Quarter Of Same-Store Sales Growth

•	Same-store sales increase: 6.6%
•	Customer traffic increase: 4.6%

*1/1/15-3/18/15

SAN ANTONIO, TX, March 23, 2015 – Biglari Holdings Inc. (NYSE: BH) announced today that its wholly-owned subsidiary Steak ‘n Shake is on track to reach its 25th consecutive quarter of same-store sales growth. This momentum has been propelled almost exclusively by an approximate 40% cumulative increase in same-store customer traffic over the same time period.

Sardar Biglari, Chief Executive Officer, stated: “When present management took over the reins in August of 2008, Steak ‘n Shake was generating negative cash flows from its core operations, was out of compliance with its debt covenants, and was within 90 days from insolvency. The situation was so dire that we were taking measures such as paying some of our vendors with company shares to stay afloat.”

“We quickly succeeded in turning around the chain because of our entrepreneurial culture, by placing the customer first, and in doing so we have been on an impressive streak. Steak n Shake will reach a major milestone when it registers its 25th consecutive quarter of increases in same-store sales. All our approximately 23,000 employees, especially those who weathered the most perilous times in our history, ought to be proud of their achievements. I am most grateful for their efforts,” continued Mr. Biglari.

Steak ‘n Shake’s focus on quality — using 100% beef without preservatives or artificial ingredients, as well as fresh produce, always made-to-order — has created the benchmark for success in the premium burger category with nearly 550 locations.  Steak n Shake’s momentum has been supported by geographic and franchise expansion, along with the introduction of new restaurant formats. Steak ‘n Shake’s flexibility in design and concepts has made the brand popular in universities, casinos, airports, turnpike oases, convenience stores,  gas stations, shopping centers, and other venues – always created with the same commitment to award-winning premium quality.

Since the repositioning of the brand, Steak n Shake has been the recipient of Nation’s Restaurant  News Golden Chain Award. Zagat has recognized Steak 'n Shake as creating the #1 Milkshake, and Consumer Reports has ranked Steak ‘n Shake as one of the Top 10 finest-tasting burgers.

About Steak ‘n Shake
Steak ‘n Shake, a classic American brand, serves premium burgers and shakes in more than 500 restaurants across the country and the world. Since 1934, Steak ‘n Shake has served hand-crafted, premium Steakburgers and hand-dipped milkshakes. Steak ‘n Shake is a Biglari Holdings company.

About Biglari Holdings Inc.

Biglari Holdings Inc. is a holding company owning subsidiaries engaged in a number of diverse business activities, including media, property and casualty insurance, as well as restaurants. The Company’s largest operating subsidiaries are involved in the franchising and operating of restaurants. All major operating, investment, and capital allocation decisions are made for the Company and its subsidiaries by Sardar Biglari, Chairman and Chief Executive Officer.

Risks Associated with Forward-Looking Statements

This news release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements which may concern anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here. Biglari Holdings cautions readers not to place undue reliance upon any such forward-looking statements, for actual results may differ materially from expectations. Biglari Holdings does not update publicly or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. Further information on the types of factors that could affect Biglari Holdings and its business can be found in the company's filings with the SEC.

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